Exhibit 23.3

January 19, 2011

Sagit Reich
Chief Financial Officer
Quark Pharmaceuticals, Inc.
6501 Dumbarton Circle
Fremont, CA 94555

Subject: WRITTEN CONSENT TO REFERENCE VARIANCE ECONOMIC CONSULTING VALUATION IN S-1 FILING of QUARK

PHARMACEUTICALS, INC.

We hereby consent to the inclusion in the registration statement on Form S-1 of Quark Pharmaceuticals, Inc. (the "Company") and any amendment thereto (the "Registration Statement") of references to our final reports to the Board of Directors of the Company as of various dates relating to the estimation of the fair value of the common stock of the Company and other equity instruments and to references to our firm's name therein. We also consent to the references to us under the Experts Section in the Registration Statement. However, in giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ VARIANCE ECONOMIC CONSULTING LTD.

VARIANCE ECONOMIC CONSULTING